EXHIBIT 21.1
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               LIST OF SUBSIDIARIES OF THE QUIZNO'S CORPORATION

1.          The  Quizno's  Operating  Company,  a  Colorado  corporation
2.          The  Quizno's  Development  Company,  a  Colorado  corporation
3.          The  Quizno's  Realty  Company,  a  Colorado  corporation
4.          The  Quizno's  Arbitration  Company,  a  Colorado  corporation

Each  subsidiary  does  business  only  under  its  corporate  name.